Exhibit 3.4

AMENDED

ARTICLES OF INCORPORATION

OF

TRI POINTE HOLDINGS, INC.

ARTICLE I.

The name of this corporation is:

TRI Pointe Holdings, Inc.

ARTICLE II.

The period of duration of this corporation shall be perpetual.

ARTICLE III.

The purpose for which this corporation is organized is to engage in any form of financial, real estate, recreation, service or other business not contrary to law.

ARTICLE IV.

1. The aggregate number of shares which this corporation is authorized to issue is 110,000,000 shares, consisting of 10,000,000 preferred shares having a par value of $1.00 per share and 100,000,000 common shares having a par value of $0.04 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to this corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued, unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative.

2. The Board of Directors is expressly vested with authority to divide the preferred shares into series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All preferred shares shall be identical except in each case as to the following relative rights and preferences, as to which the Board of Directors may fix and determine variations among the different series of each class:

(a) The rate of dividend;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted; and

(f) The voting rights, if any.

3. The preferences, limitations and relative rights of the preferred shares of each series and the common shares are as follows:

(a) Out of the funds of this corporation legally available for payment of dividends, the holders of the preferred shares of each series shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate determined by the Board of Directors for such series, and no more. Dividends on the preferred shares shall accrue on a daily basis from such date as may be fixed by the Board of Directors for any series. Unless dividends at the rate prescribed for each series of preferred shares shall have been declared and paid or set apart for payment in full on all outstanding preferred shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preferred shares and no sum or sums shall be set aside for the redemption of preferred shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preferred shares. Accrued and unpaid dividends on the preferred shares shall not bear interest.

(b) Out of any funds of this corporation legally available for payment of dividends and remaining after full cumulative dividends upon all series of preferred shares then outstanding shall have been paid or set apart for payment for all past dividend periods and the current dividend period, then, and not otherwise, the Board of Directors may declare and pay or set apart for payment dividends on the common shares, and the holders of preferred shares shall not be entitled to share therein.

(c) In the event of voluntary or involuntary liquidation of this corporation, before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preferred shares, the holders of the preferred shares of each series shall be entitled to receive out of the assets of this corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article IV, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preferred shares. If, in the event of such liquidation, the assets of this corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preferred shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. If, in the event of such liquidation, the holders of the preferred shares of each series shall have received full payment of their respective preferential amounts, the holders of the common shares shall be entitled, to the exclusion of the holders of the preferred shares of each series, to share ratably in all remaining assets of the corporation available for distribution to shareholders. None of the consolidation or merger of this corporation with or into any other corporation or corporations, the sale or lease of all or substantially all of the assets of this corporation or the merger or consolidation of any other corporation into and with this corporation shall be deemed to be a voluntary or involuntary liquidation.

(d) The holders of preferred shares shall have no voting rights except as provided by Washington statutes or by or pursuant to this Article IV.

(e) Subject to any applicable provision of law or this Article IV, this corporation shall have the right to purchase, or otherwise reacquire, at public or private sale or otherwise any shares of any class, except that no preferred shares shall be purchased unless dividends on all preferred shares have been declared and paid or set apart for payment in full for all past dividend periods.

(f) Except as otherwise required by law, the holders of common shares of this corporation shall be entitled to one vote per common share on all matters to be voted on by this corporation’s shareholders. Subject to any rights granted to preferred shares issued pursuant to this Article IV, all common shares of this corporation shall have all of the rights ordinarily associated with common shares.

4. The Board of Directors may from time to time authorize the issuance of shares of this corporation, whether now or hereafter authorized, without first offering such shares to the shareholders of this corporation.

ARTICLE V.

Except as may otherwise be provided by the Board of Directors, no holder of any shares of this corporation shall have any preemptive right to purchase, subscribe for or otherwise acquire any securities of this corporation of any class or kind now or hereafter authorized.

ARTICLE VI.

There shall be no cumulative voting of shares in this corporation.

ARTICLE VII.

Any corporate action that may be approved by a shareholder vote at a meeting of the shareholders of this corporation may be approved without a meeting or a vote if the corporate action is approved by a single consent or multiple counterpart consents each in the form of an executed record delivered to this corporation by (i) all shareholders entitled to vote on the corporate action or (ii) shareholders holding of record, or otherwise entitled to vote, in the aggregate not less than the minimum number of votes that would be necessary to approve such corporate action at a meeting at which all shares entitled to vote on the corporate action were present and voted. This corporation shall comply with any provisions of the Washington business corporation act that require notice by this corporation in connection with shareholder consents being sought or obtained for the approval of any corporate action. Approval of corporate action by execution of shareholder consents pursuant to this Article VII has the effect of a vote at a shareholders meeting.

ARTICLE VIII.

Any corporate action for which the Washington business corporation act, as then in effect, would otherwise require approval by either a two-thirds vote of the shareholders of the corporation or by a two-thirds vote of one or more voting groups shall be deemed approved by the shareholders or the voting group(s) if it is approved by the affirmative vote of the holders of a majority of shares entitled to vote or, if approval by voting groups is required, by the holders of a majority of shares within each voting group entitled to vote separately. Notwithstanding this Article VIII, effect shall be given to any other provision of these articles of incorporation that specifically requires a greater vote for approval of any particular corporate action.

ARTICLE IX.

The shareholders shall have the power to adopt, alter, amend or repeal bylaws, and the Board of Directors shall have the same power except with respect to bylaws for which shareholder approval is required by law.

ARTICLE X.

This corporation shall have at least one director, the actual number to be fixed in accordance with this corporation’s bylaws.

ARTICLE XI.

To the fullest extent permitted by the Washington business corporation act, a director of this corporation shall not be liable to this corporation or its shareholders for monetary damages for conduct of that director as a director. Any amendment to or repeal of this Article XI shall not adversely affect any right of a director of this corporation under this Article XI with respect to any acts or omissions of that director occurring prior to amendment or repeal.

ARTICLE XII.

To the fullest extent permitted by this corporation’s bylaws and the Washington business corporation act, this corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director of this corporation. The Board of Directors shall be entitled to determine the terms of indemnification, including advance of expenses, and to give effect thereto through the adoption of bylaws, approval of agreements, or by any other manner approved by the Board of Directors. Any amendment to or repeal of this Article XII shall not adversely affect any right of an individual with respect to any right to indemnification arising prior to such amendment or repeal.

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